Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-267664, Registration Statement No. 333-112329 on Form S-3 and Registration Statement Nos. 333-224928, 333-208151, 333-206239, 333-181436, 333-70708, 333-61112, and 333-256074 on Form S-8 of our reports dated February 18, 2025, relating to the consolidated financial statements of United Parcel Service, Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 18, 2025